EXHIBIT 23.A

Consent of Accountants

We hereby consent to the incorporation by reference in this annual report on Form 40-F of Shell Canada Limited of (i) our report dated January 31, 2005 relating to the consolidated financial statements, which appears in the Annual Report to Shareholders; (ii) our report dated January 31, 2005 relating to the supplemental note, which appears in Schedule VI of the Annual Information Form; and (iii) our report dated January 31, 2005 relating to Note 1 to the consolidated financial statements, which appears in Schedule VI of the Annual Information Form.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP Chartered Accountants Calgary, Alberta January 31, 2005